Sub-Item 77Q1(d)

The Centre Funds (the “Registrant”), which offers share Classes Institutional Class of the Centre Global Select Equity Fund, Investor Class of the Centre American Select Equity, and both Investor and Institutional Class of the Centre Multi-Asset Real Return Fund, began offering Investor Class shares of the Centre Global Select Equity Fund, Institutional Class shares of the American Select Equity Fund, and both Investor and Institutional Class shares of the Centre Active U.S. Treasury Fund on January 17, 2014. Post-Effective Amendment No.8 to the Registrant’s Registration Statement, Accession Number 0001193125-14-014476, which includes the terms of both the Investor Class and Institutional Class shares, is hereby incorporated by reference as part of the response to Item 77I of the Registrant’s Form N-SAR.